UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) February 22, 2003

GUITRON INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-37904 (Commission File Number)	51-0397012 (IRS Employer Identification Number No.)

1530 9th Avenue, S.E., Calgary, Alberta, Canada T2G 0T7
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (403) 693-8014

ITEM 1. Changes in Control of Registrant.

As a result of the exchange of shares that took place on February 22, 2003, as part of the acquisition of The Guitron Corporation (the "Acquisition"), as discussed below under Item #2, Guitron International Inc. (the "Company") underwent a change in control.

Set forth in the table below are the individuals/corporations that are now the major shareholders of the Company as a result of the Acquisition. As of the filing of this Report, no changes to the Company's Board of Directors or senior executives or other management positions have been implemented or caused to take place by the Company's new controlling shareholders and the Company knows of no intention, arrangements or understandings regarding the same.

The terms by which the controlling shareholders of the Company acquired their share positions in the Company are detailed in Item #2 below.

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	France Bergeron Fasano 450, Rue de la Noue Verdun, Quebec H3E 1S1	3,412,500	25.9%
Common Shares	Michael Ash 310 Monter Sabourin St. Bruno, QC J3V 4P6 Canada	2,290,238(2)	17.4%
Common Shares	Anthony Care 3886 Ave. Desgeneraux Laval, Quebec H7E 5K7	1,585,003	12.0%

ITEM 2. Acquisition or Disposition of Assets

On February 22, 2003, the Company acquired 97.8% of the issued and outstanding stock the Acquisition of The Guitron Corporation, a Quebec corporation ("Guitron Corp."). The Acquisition was approved by the shareholders of the Company at a special meeting of shareholders held on September 21, 2002, in Montreal, Quebec, Canada. Pursuant to the terms of the Acquisition, 3.25 shares of the Company's common stock were issued in exchange for every share of common stock of Guitron Corp. surrendered for exchange. A total of 9,016,001 of the Company's shares were issued at the closing of the Acquisition, in exchange for 2,774,154 shares of Guitron Corp., which represents 97.8% of Guitron Corp.'s total issued and outstanding shares. The Company's Board of Directors approved the closing of the Acquisition with less than 100% of Guitron Corp.'s total issued and outstanding shares being surrendered. The Company is confident that it will be able to acquire all or most of the remaining 61,538 shares of Guitron Corp. (which represents 2.2% of Guitron Corp.'s issued and outstanding shares) within the next 60 days.

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It is presently not feasible for the Company to provide the financial statements required by Item 7. Such financial statements will be filed within sixty days of the filing of this Current Report.

ITEM 3. Bankruptcy or Receivership

Not Applicable

ITEM 4. Changes in Registrants' Certifying Accountant

Not Applicable

ITEM 5. Other Event and Regulation FD Disclosure

Not Applicable

ITEM 6. Resignation of Directors.

Not Applicable

ITEM 7. Financial Statements and Exhibits

None

ITEM 8. Change in Fiscal Year

Not Applicable

ITEM 9. Regulation FD Disclosure

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 28, 2003

GUITRON INTERNATIONAL, INC.,
a Delaware corporation

By: /s/ PAUL OKULOV
Name: Paul Okulov
Title: President

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